UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                               Andrew Corporation
            -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            -------------------------------------------------------
                         (Title of Class of Securities)

                                   034425108
            -------------------------------------------------------
                                 (CUSIP Number)

                                     6/4/02
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                             -------------------
                                                             CUSIP No. 034425108
                                                             -------------------

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1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      New Venture Partners LLC
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2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [ ]
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3.    SEC Use Only

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4.    Citizenship or Place of Organization

      Delaware
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                         5.    Sole Voting Power

      Number of                8,368,755
      Shares             -------------------------------------------------------
      Beneficially       6.    Shared Voting Power
      Owned by
      Each Reporting           0
      Person With        -------------------------------------------------------
                         7.    Sole Dispositive Power

                               8,368,755
                         -------------------------------------------------------
                         8.    Shared Dispositive Power

                               0
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9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      8,368,755
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10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)

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11.   Percent of Class Represented by Amount in Row (9)

      8.5%
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12.   Type of Reporting Person (See Instructions)

      OO
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

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Item 1.

      (a)   Name of Issuer
            Andrew Corporation

      (b)   Address of Issuer's Principal Executive Offices
            10500 W. 153rd Street, Orlando, IL 60462
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Item 2.

      (a)   Name of Person Filing
            New Venture Partners LLC

      (b) Address of Principal Business Office or, if none, Residence 98 Floral Avenue, Murray Hill, NJ 07974

      (c)   Citizenship
            Delaware

      (d)   Title of Class of Securities
            Common Stock

      (e)   CUSIP Number
            034425108

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Item 3.

If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e)   [ ] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)
                (E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with s.240.13d-1(b)(1)(ii)(G);

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   [ ] Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

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Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 8,368,755

      (b)   Percent of class: 8.5%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote        8,368,755

            (ii)  Shared power to vote or to direct the vote              0

            (iii) Sole power to dispose or to direct the
                  disposition of                                  8,368,755

            (iv)  Shared power to dispose or to direct the
                  disposition of                                          0

      Instruction. For computations regarding securities which represent a right to acquire an underlying security see s.240.13d3(d)(1).

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Item 5.

      Ownership of Five Percent or Less of a Class

      Not applicable.

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Item 6.

      Ownership of More than Five Percent on Behalf of Another Person.

      New Venture Partners LLC is the general partner of NV Partners II LP which has the right to receive dividends from, and proceeds from the sale of the securities of Andrew Corporation that are the subject of this filing.

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Item 7.

      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

      Not applicable.

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Item 8.

      Identification and Classification of Members of the Group

      Not applicable.

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Item 9.

      Notice of Dissolution of Group

      Not applicable.

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Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  Date       6/14/02
                                             -----------------------------------

                                  Signature  /s/ Andrew Garman
                                             -----------------------------------
                                             Andrew Garman, Managing Member
                                             Name/Title